Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Reports First-Quarter 2009 Financial Results
     SOUTHFIELD, Mich., May 14, 2009 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today reported financial results for the first quarter of 2009, as follows:
•	Net sales of $2.2 billion, down 44% from a year ago

•	Core operating earnings of negative $67 million

•	Accelerated global restructuring and cost reduction efforts

•	68% of net sales generated outside of North America

•	Cash and cash equivalents of $1.2 billion at quarter end
Business Conditions
     The business environment in the first quarter was extremely challenging due to significantly lower production volumes globally. In North America, industry production compared with a year ago was down 51%. In Europe, industry production was down 40%. Globally, automotive production was down 36%.
     “Given the adverse economic conditions and dramatic slowdown in automotive demand at the end of last year, many of our major customers had extended plant shutdowns in the first quarter,” said Bob Rossiter, Lear’s chairman, chief executive officer and president. “As a result, production was down sharply in North America and Europe. In this difficult environment, we are minimizing our operating costs and accelerating our restructuring efforts.”
     “Despite these challenges, Lear continued to make progress on its operating priorities, including further diversification of its global sales, business development in emerging markets and continued new product innovation. We have global scale and excellent technical capabilities in critical product lines, as well as a competitive low-cost footprint, a solid backlog of new business and a strong cash position of $1.2 billion,” Rossiter added. “We remain focused on weathering the current downturn, while positioning ourselves for future success when industry conditions improve.”
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First-Quarter 2009 Financial Results
     For the first quarter of 2009, Lear reported net sales of $2.2 billion and a pretax loss of $257.1 million, including restructuring costs and other special items of $121.2 million. Pretax income (loss) before interest, other expense, restructuring costs and other special items (core operating earnings) was negative $66.7 million in the first quarter of 2009. This compares with net sales of $3.9 billion, pretax income of $113.5 million and core operating earnings of $186.5 million in the first quarter of 2008. A reconciliation of core operating earnings to pretax income (loss) as determined by generally accepted accounting principles (“GAAP”) is provided in the attached supplemental data page.
     The decline in net sales for the quarter, compared with a year ago, primarily reflects the significant decline in industry production in North America and Europe.
     In the seating segment, net sales were down 42% to $1.8 billion due to significantly lower production volumes. Operating margins declined sharply, reflecting the impact of lower industry production, offset partially by the continued benefits from our restructuring and other cost reduction activities. In the electrical and electronic segment, net sales were down 49% to $416 million driven by lower production volumes. Operating margins declined significantly, reflecting the impact of lower industry production, offset in part by the continued benefits from our restructuring actions.
     Net loss attributable to Lear was $264.8 million, or $3.42 per share, in the first quarter of 2009. This compares with net income attributable to Lear of $78.2 million, or $1.00 per share, in the first quarter of 2008.
     In the first quarter of 2009, free cash flow was negative $219.0 million, as compared with free cash flow of negative $21.2 million in the first quarter of 2008. The decline in free cash flow compared with a year ago primarily reflects lower earnings. Net cash used in operating activities was $336.8 million in the first quarter of 2009, and net cash provided by operating activities was $136.0 million in the first quarter of 2008. A reconciliation of free cash flow to net cash provided by (used in) operating activities as determined by GAAP is provided in the attached supplemental data page.
     The Company had approximately $1.2 billion in cash and cash equivalents as of April 4, 2009, as compared to approximately $1.6 billion as of December 31, 2008. The decline reflects negative free cash flow in the first quarter, as well as the termination of our accounts receivable factoring facility in Europe. On May 13, 2009, the Company and the lenders under its primary credit facility entered into an amendment and waiver of covenant defaults through June 30, 2009. Discussions with the Company’s lenders and others regarding alternatives to address the Company’s capital structure are on-going. See “Forward-Looking Statements.”

     Lear will webcast a conference call to review the Company’s first-quarter 2009 financial results and related matters on Thursday, May 14, 2009, at 9:00 a.m. eastern time through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 28, 2009, with a Conference I.D. of 91758299.
Non-GAAP Financial Information
     In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income (loss) before interest, other expense, restructuring costs and other special items” (core operating earnings) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s factoring facilities, equity in net income of affiliates and gains and losses on the sale of assets. Free cash flow represents net cash provided by (used in) operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings is a useful measure in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that this measure is useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
     Core operating earnings and free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss) attributable to Lear, cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at http://www.lear.com
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition and restructuring actions of the Company’s customers and suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms, further impairment charges initiated by adverse industry or market developments, the Company’s ability to restructure its outstanding debt, the possibility that the Company may be forced to seek protection under the U.S. Bankruptcy Code and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 80,000 employees at 210 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2009	2008
Net sales	$2,168.3	$3,857.6

Cost of sales	2,243.9	3,561.5
Selling, general and administrative expenses	112.3	133.2
Interest expense	56.4	47.4
Other expense, net	12.8	2.0

Consolidated income (loss) before income taxes	(257.1)	113.5
Income taxes	5.7	31.3

Consolidated net income (loss)	(262.8)	82.2
Less: Net income attributable to noncontrolling interests	2.0	4.0

Net income (loss) attributable to Lear	$(264.8)	$78.2

Basic net income (loss) per share attributable to Lear	$(3.42)	$1.01

Diluted net income (loss) per share attributable to Lear	$(3.42)	$1.00

Weighted average number of shares outstanding
Basic	77.5	77.2

Diluted	77.5	78.4

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	April 4,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,234.3	$1,592.1
Accounts receivable	1,356.3	1,210.7
Inventories	464.5	532.2
Other	296.5	339.2

	3,351.6	3,674.2

Long-Term:
PP&E, net	1,139.9	1,213.5
Goodwill, net	1,464.5	1,480.6
Other	482.9	504.6

	3,087.3	3,198.7

Total Assets	$6,438.9	$6,872.9

LIABILITIES AND EQUITY (DEFICIT)
Current:
Short-term borrowings	$39.8	$42.5
Primary credit facility	2,177.0	2,177.0
Accounts payable and drafts	1,295.6	1,453.9
Accrued liabilities	928.7	932.1
Current portion of long-term debt	3.7	4.3

	4,444.8	4,609.8

Long-Term:
Long-term debt	1,302.0	1,303.0
Other	733.5	712.4

	2,035.5	2,015.4

Equity (Deficit)	(41.4)	247.7

Total Liabilities and Equity (Deficit)	$6,438.9	$6,872.9

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	April 4,	March 29,
	2009	2008
Net Sales
North America	$695.9	$1,448.8
Europe	1,042.7	1,930.2
Rest of World	429.7	478.6

Total	$2,168.3	$3,857.6

Content Per Vehicle *
North America	$389	$422
Europe	$305	$363

Free Cash Flow **
Net cash provided by (used in) operating activities	$(336.8)	$136.0
Net change in sold accounts receivable	138.5	(111.7)

Net cash provided by (used in) operating activities before net change in sold accounts receivable	(198.3)	24.3
Capital expenditures	(20.7)	(45.5)

Free cash flow	$(219.0)	$(21.2)

Depreciation and Amortization	$65.6	$74.5

Basic Shares Outstanding at end of quarter	77,516,590	77,303,615

Diluted Shares Outstanding at end of quarter ***	77,516,590	78,271,486

Core Operating Earnings **
Pretax income (loss)	$(257.1)	$113.5
Interest expense	56.4	47.4
Other expense, net	12.8	2.0
Restructuring costs and other special items —
Costs related to restructuring actions	115.3	23.6
Fees and expenses related to capital restructuring	5.9	—

Core Operating Earnings	$(66.7)	$186.5

*	Content Per Vehicle for 2008 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***	Calculated using stock price at end of quarter. Excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.